Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2015 RESULTS

Reports Q2 Adjusted Loss per Diluted Share of ($0.33)

Updates Fiscal 2015 Adjusted EPS Guidance to a Range of $3.35 to $3.45

Board Declares Quarterly Dividend

Secaucus, New Jersey – August 25, 2015 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended August 1, 2015.

Jane Elfers, President and Chief Executive Officer, commented, “We delivered an adjusted loss per diluted share of ($0.33) in the quarter compared to ($0.37) in the second quarter of 2014. Comparable retail sales were negative (3.5%), primarily driven by a significant deceleration of consumer traffic as the quarter progressed, resulting in a more intense promotional environment than anticipated, which was further exacerbated by the continuing west coast port issues experienced by our competitive set. Despite these headwinds, we were able to leverage adjusted gross margin by 40 basis points and improve our adjusted operating margin by 80 basis points compared to last year. Importantly, our inventories are in excellent shape as we transition to the second half of the year – down 7.4% at quarter-end compared to last year.”

Elfers stated: “Traffic has significantly accelerated in the month of August and we have seen a very positive response to our Back to School assortment, resulting in a low single digit positive comp quarter to date. We believe we are well positioned to deliver third quarter adjusted EPS in the range of $1.90 to $1.96, inclusive of a ($0.07) negative impact from foreign exchange, compared to adjusted EPS of $1.82 in the third quarter of 2014. For fiscal 2015, we have updated our guidance and now expect adjusted net income per diluted share to be in the range of $3.35 to $3.45, inclusive of a ($0.15) negative impact from foreign exchange.”

Elfers continued: “Our new inventory allocation and replenishment tool went live for Back to School 2015 and our digital initiatives continue to gain traction as we focus on driving improvements in customer acquisition, retention and engagement. In our international business, we opened our first retail store and our first shop in shop location, and also launched an ecommerce business in India this month. We could not be more pleased with the launch and the opportunity in this vibrant market.”

Elfers concluded: “We have been sharply focused on the execution of our transformation plan and we are pleased with our continued progress on these initiatives. We expect to continue to deliver enhanced value to shareholders throughout 2015 and beyond as we realize the full benefits of this transformation.”

Second Quarter 2015 Results

Net sales were $366.5 million in the second quarter of 2015. The quarter included the negative impact of approximately $6.4 million from currency exchange rate fluctuations. This compares to net sales of $384.6 million for the second quarter of 2014. Comparable retail sales decreased (3.5%) in the second quarter of 2015.

Net loss was ($13.7) million, or ($0.67) per diluted share, in the second quarter of 2015, compared to net loss of ($10.7) million, or ($0.49) per diluted share, the previous year. Adjusted net loss was ($6.8) million, or ($0.33) per diluted share, inclusive of a negative ($0.02) impact due to foreign exchange, compared to ($8.2) million, or ($0.37) per diluted share, in the second quarter last year.

Gross profit and adjusted gross profit were $115.0 million this year, compared to $119.1 million last year, and leveraged 40 basis points to 31.4% of sales primarily as a result of merchandise margin leverage and a higher AUR. This was partially offset by the dilutive impact on gross margin of our channel expansion initiatives and the fixed cost deleverage resulting from the negative comparable retail sales.

Selling, general and administrative expenses were $118.3 million compared to $117.1 million in the second quarter of 2014. Adjusted SG&A was $108.6 million compared to adjusted SG&A of $116.0 million in the second quarter last year and leveraged 60 basis points as a percentage of sales primarily as a result of decreased store payroll and corporate expenses.

Operating loss was ($20.1) million, compared to ($16.5) million in the second quarter of 2014. Adjusted operating loss in the second quarter of 2015 was ($8.9) million compared to an adjusted operating loss of ($12.5) million in the second quarter last year, and leveraged 80 basis points to (2.4%) of sales.

During the second quarter, the Company recorded charges of $11.2 million for unusual items, which primarily consisted of certain non-recurring items, including costs related to a class action wage and hour legal settlement, the proxy contest, impairment charges, a sales tax audit settlement and restructuring costs.

Adjusted net income/loss, adjusted gross profit, adjusted SG&A, and adjusted operating loss are non-GAAP measures, and are not intended to replace GAAP financial information. The Company believes the excluded items are not indicative of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

Store Openings and Closures

Consistent with our store fleet optimization initiative, the Company opened 1 store and closed 7 during the second quarter of 2015. The Company ended the second quarter with 1,086 stores and square footage of 5.07 million, a decrease of 2.8% compared to the prior year. The Company’s international franchise partners opened 6 stores in the second quarter, and the Company ended the quarter with 85 international franchise stores open and operated by its franchise partners in 11 countries.

Fiscal Year-to-Date

Net sales declined (3.0%) to $771.3 million, compared to $794.8 million in the first half of the prior year. Comparable retail sales declined (1.3%). Year to date sales include the negative impact of approximately $11.2 million from currency exchange rate fluctuations.

Net income was $1.9 million, or $0.09 per diluted share, in the first half of 2015, compared to net income of $2.9 million, or $0.13 per diluted share, the previous year. Adjusted net income was $10.9 million, or $0.52 per diluted share, inclusive of a negative ($0.03) impact due to foreign exchange, compared to $7.1 million, or $0.32 per diluted share, the previous year.

Gross profit was $267.1 million in the first half of 2015, compared to $267.4 million last year. Adjusted gross profit was $267.4 million, or 34.7% of net sales, an increase of 100 basis points compared to last year.

Selling, general and administrative expenses increased 0.9% to $232.9 million. Adjusted SG&A decreased (3.3%) to $219.9 million and leveraged 10 basis points compared to the first half of 2014.

Operating income was $3.1 million, compared to operating income of $3.6 million in the first half of 2014. Adjusted operating income was $17.8 million, or 2.3% of net sales, compared to $10.2 million, or 1.3% of net sales last year.

Capital Return Program

During the second quarter of 2015, the Company returned approximately $24 million to shareholders through the repurchase of 324,100 shares and its quarterly dividend payment. Year to date, the Company has repurchased 971,800 shares for approximately $62 million. Since 2009, the Company has returned over $560 million to its investors through share repurchases and dividends. At the end of the second quarter of 2015, approximately $78 million remained available for future share repurchases. Additionally, the Company’s Board of Directors approved a quarterly dividend of $0.15 per share, payable on October 8, 2015 to shareholders of record at the close of business on September 17, 2015.

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Outlook

The Company is updating its outlook for fiscal 2015 and now expects adjusted net income per diluted share to be in the range of $3.35 to $3.45, inclusive of a ($0.15) negative impact from foreign exchange. This compares to the Company’s previous guidance of $3.30 to $3.45 per diluted share and to adjusted net income per diluted share of $3.05 in fiscal 2014. This guidance assumes that comparable retail sales for the year will be approximately flat compared to fiscal 2014.

For the third quarter of 2015, the Company expects adjusted net income per diluted share between $1.90 and $1.96, inclusive of an estimated ($0.07) negative impact from foreign exchange. This compares to adjusted net income per diluted share of $1.82 in the third quarter of 2014. This guidance assumes that comparable retail sales for the third quarter will increase by approximately 1%.

Conference Call Information

The Children’s Place will host a conference call to discuss its second quarter 2015 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of August 1, 2015, the Company operated 1,086 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 85 international stores open and operated by its franchise partners in 11 countries.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release (or on the above referenced call) does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Net sales	$366,455	$384,628	$771,320	$794,777
Cost of sales	251,451	265,510	504,207	527,398
Gross profit	115,004	119,118	267,113	267,379
Selling, general and administrative expenses	118,342	117,111	232,856	230,831
Asset impairment charges	1,452	3,045	1,452	3,045
Other costs (income)	76	(98)	73	133
Depreciation and amortization	15,252	15,557	29,646	29,784
Operating income (loss)	(20,118)	(16,497)	3,086	3,586
Interest income (expense), net	(205)	(60)	(381)	(41)
Income (loss) before taxes	(20,323)	(16,557)	2,705	3,545
Provision (benefit) for income taxes	(6,628)	(5,870)	793	636
Net income (loss)	$(13,695)	$(10,687)	$1,912	$2,909

Earnings (loss) per common share
Basic	$(0.67)	$(0.49)	$0.09	$0.13
Diluted	$(0.67)	$(0.49)	$0.09	$0.13

Weighted average common shares outstanding
Basic	20,576	21,837	20,794	21,993
Diluted	20,576	21,837	21,059	22,215

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014

Net income (loss)	$(13,695)	$(10,687)	$1,912	$2,909

Non-GAAP adjustments:

Store disposition	1,572	3,045	1,914	3,143
Restructuring costs	217	1,097	663	3,371
Proxy costs	3,025	-	5,763	-
Legal settlement	5,000	-	5,000	-
Sales tax audit	1,350	-	1,350	-
DC exit costs (income)	76	(98)	73	133
Aggregate impact of Non-GAAP adjustments	11,240	4,044	14,763	6,647
Income tax effect (1)	(4,382)	(1,507)	(5,775)	(2,423)
Net impact of Non-GAAP adjustments	6,858	2,537	8,988	4,224

Adjusted net income (loss)	$(6,837)	$(8,150)	$10,900	$7,133

GAAP net income (loss) per common share	($0.67)	($0.49)	$0.09	$0.13

Adjusted net income (loss) per common share	($0.33)	($0.37)	$0.52	$0.32

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

Operating income (loss)	$(20,118)	$(16,497)	$3,086	$3,586

Store disposition	1,572	3,045	1,914	3,143
Restructuring costs	217	1,097	663	3,371
Proxy costs	3,025	-	5,763	-
Legal settlement	5,000	-	5,000	-
Sales tax audit	1,350	-	1,350	-
DC exit costs (income)	76	(98)	73	133
Aggregate impact of Non-GAAP adjustments	11,240	4,044	14,763	6,647

Adjusted operating income (loss)	$(8,878)	$(12,453)	$17,849	$10,233

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014

Gross Profit	$115,004	$119,118	$267,113	$267,379

Non-GAAP adjustments:

Store disposition	(38)	-	304	98
Aggregate impact of Non-GAAP adjustments	(38)	-	304	98

Adjusted Gross Profit	$114,966	$119,118	$267,417	$267,477

Selling, general and administrative expenses	$118,342	$117,111	$232,856	$230,831

Store disposition	(158)	-	(158)	-
Restructuring costs	(217)	(1,097)	(663)	(3,371)
Legal settlement	(5,000)	-	(5,000)	-
Sales tax audit	(1,350)	-	(1,350)	-
Proxy costs	(3,025)	-	(5,763)	-
Aggregate impact of Non-GAAP adjustments	(9,750)	(1,097)	(12,934)	(3,371)

Adjusted Selling, general and administrative expenses	$108,592	$116,014	$219,922	$227,460

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 1,	January 31,	August 2,
	2015	2015*	2014
Assets:
Cash and cash equivalents	$145,753	$173,291	$170,949
Short-term investments	59,580	52,000	29,000
Accounts receivable	31,283	31,928	30,050
Inventories	314,030	297,631	338,979
Other current assets	65,641	54,429	72,716
Total current assets	616,287	609,279	641,694

Property and equipment, net	307,100	310,301	311,210
Other assets, net	38,567	39,038	43,491
Total assets	$961,954	$958,618	$996,395

Liabilities and Stockholders' Equity:
Revolving loan	$29,584	$-	$26,530
Accounts payable	193,723	155,323	162,718
Accrued expenses and other current liabilities	121,934	119,144	125,208
Total current liabilities	345,241	274,467	314,456

Other liabilities	87,888	95,033	98,444
Total liabilities	433,129	369,500	412,900

Stockholders' equity	528,825	589,118	583,495

Total liabilities and stockholders' equity	$961,954	$958,618	$996,395

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	26 Weeks Ended
	August 1,	August 2,
	2015	2014

Net income	$1,912	$2,909
Non-cash adjustments	33,770	31,722
Working Capital	4,419	(20,686)
Net cash provided by operating activities	40,101	13,945

Net cash (used in) provided by investing activities	(27,715)	2,737

Net cash used in financing activities	(38,488)	(21,454)

Effect of exchange rate changes on cash	(1,436)	1,724

Net decrease in cash and cash equivalents	(27,538)	(3,048)

Cash and cash equivalents, beginning of period	173,291	173,997

Cash and cash equivalents, end of period	$145,753	$170,949

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